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                                                                    EXHIBIT 99.1

                            SIMEX Technologies, Inc.

                             2890 Normandy Drive, NW
                                Atlanta, GA 30305

         Contact: Mr. Mike Moye, Chairman of the Board at (404) 355-4906


FOR IMMEDIATE RELEASE
MAY 21, 2003

                                  PRESS RELEASE

         SIMEX TECHNOLOGIES, INC. ACQUIRES PROBITY INVESTIGATIONS, INC.

MAY 21, 2003 -- SIMEX TECHNOLOGIES, INC. (NASDAQ: SMXT.OB-NEWS) announced today that it has acquired all of the outstanding stock of Probity Investigations, Inc., a holding company for its two operating subsidiaries, Kyros, LLC (www.kyrosdigital.com). and Remote Business Management, LLC (www.rbmsales.com). The principal shareholders of Probity Investigations, Inc. are Todd Redding, President and CEO, and Wooju Communications Co, Ltd., a KOSDAQ-listed specialized digital security equipment maker located in Namdong-ku, Incheon, Korea (www.woojucom.com).

The products distributed and sold by Kyros, LLC are manufactured by Wooju Communications and include integrated digital security systems and video recorders utilized by commercial businesses for security and surveillance. Remote Business Management coordinates the installation of the security systems for retail customers. Kyros has an exclusive distribution agreement with Wooju Communications for the United States.

In connection with the transaction, SIMEX issued to the shareholders of Probity 19,631,008 shares of its common stock and 1,496,042 shares of its newly-authorized Series B Voting Convertible Preferred Stock, the latter of which automatically converts to 10 shares of common stock for each share of preferred stock in two years. The Company also issued 928,006 shares of

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its newly-authorized Series A Convertible Preferred Stock to one of the
shareholders of Probity in exchange for the cancellation of approximately $1.8 million of indebtedness owed to such shareholder by an operating subsidiary of Probity. Such preferred stock is convertible into ten shares of SIMEX common stock for each share of preferred stock in one year. All of the SIMEX shares issued to the shareholders of Probity in exchange for their shares in Probity are subject to a two-year lockup agreement.

Mr. Kjell Jagelid, President of SIMEX commented "We are confident in the products and personnel of Kyros and Wooju Communications. We believe that we have the right business structure for the future growth of the Company and look forward to positive results for our shareholders." Commenting on behalf of Probity, Mr. Todd Redding stated, "We are happy to be part of SIMEX and its public platform. Our products are second to none in the industry and the demand is ever increasing. With the public company and its capital, we believe that we are positioned to rapidly expand our sales and the services of our key products."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or SIMEX's future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause SIMEX's actual results, levels of activity, performance or achievements to be materially different from any future results, levels

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of activity, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions. Actual events or results may differ materially.